Exhibit 5.2

[OPINION AND CONSENT OF MARTIN I. DARVICK, ESQ.]

April 27, 2009

GENERAL MOTORS CORPORATION

300 Renaissance Center

Detroit, Michigan 48265

I have acted as an attorney for General Motors Corporation (the “Corporation”) in connection with the preparation of that certain registration statement on Form S-4 (as amended or supplemented from time to time, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on the date hereof. The Registration Statement relates to the offer by the Corporation to exchange certain of its outstanding debt securities as identified in the Registration Statement (the “Exchange Offers”) for shares of common stock of the Corporation (the “New Common Shares”). Beneficial owners of the Corporation’s 1.50% Series D Convertible Senior Debentures due June 1, 2009 (the “Series D Debentures”) who tender their Series D Debentures in the Exchange Offers agree to forbear from taking any action to enforce, or direct enforcement of, and waive any of the rights and remedies available to such holders as a result of any default in the payment of the principal of (or premium, if any, on) the Series D Debentures on June 1, 2009, and waive the right to payment upon such date (the “Waiver”) until the earlier of (i) such date as the Exchange Offers have been terminated (including in the event the Corporation files a petition for relief under the U.S. Bankruptcy Code) and (ii) the date of the consummation of the Exchange Offers. To give effect to the Waiver, on June 1, 2009, the Corporation expects to issue Amended 1.50% Series Convertible Senior Debentures (the “Amended Series D Debentures”) under the indenture, dated as of December 7, 1995 (the “Indenture”), between the Company and Wilmington Trust Company, as successor trustee.

Subject to the limitations and other qualifications set forth below:

1. The Corporation is validly existing as a corporation and in good standing under the laws of the State of Delaware.

2. The New Common Shares to be issued as consideration in the Exchange Offers have been duly authorized for issuance, assuming the amendments to the restated certificate of incorporation of the Corporation described in the Registration Statement have been duly approved by the stockholders of the Corporation and become effective.

3. With respect to the Amended Series D Debentures, it is my opinion that (i) the Amended Series D Debentures have been duly authorized for issuance, (ii) the Corporation has been duly authorized to perform its obligations under the Series D Debentures and (iii) the Corporation has the requisite corporate power to perform its obligations under the Amended Series D Debentures.

I am opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware and the internal laws of the State of New York, and I express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

I hereby consent to the use of the foregoing opinion as Exhibit 5 of the Registration Statement filed with the Commission under the Act with respect to the Securities and to the use of my name in such Registration Statement and Prospectus under the heading “Legal Matters.” In giving such consent, I do not hereby admit that I come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Martin I. Darvick
Martin I. Darvick
Attorney

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